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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Cisco Systems, Inc. for the registration of the 1997 Supplemental Stock Incentive Plan and additional shares under the 1996 Stock Incentive Plan and the 1989 Employee Stock Purchase Plan, of our reports dated August 4, 1997, on our audits of the consolidated financial statements and financial statement schedule of Cisco Systems, Inc. as of July 26, 1997 and July 28, 1996, and for the years ended July 26, 1997, July 28, 1996 and July 30, 1995 which reports are included in the Company's 1997 Annual Report on Form 10-K, filed with the Securities and Exchange Commission.



                            COOPERS & LYBRAND L.L.P.

San Jose, California
December 12, 1997